Exhibit 10.36

[REDACTED]
Bhavik Patel
[REDACTED]

7 August 2018

Contract of employment
These are the terms and conditions of your contract of employment as required by section 1 of the Employment Rights Act 1996.

Commencement of employment
Your employer is IQVIA AG (in UK), (Company or we). Your employment with the Company under this contract of employment started on 12 October 2005 and your continuous date of employment with the Company is 12 October 2005. No employment with a previous employer counts towards your period of continuous employment with the Company unless otherwise stated.

Your employment will continue indefinitely unless terminated by you or the Company under the terms of this contract.

Role
You are employed in the role of [SUPERSEDED] and you will be required to carry out all tasks associated with your role or otherwise reasonably assigned to you. A role summary is available from your line manager or from Human Resources. You may be required to carry out other duties from time to time as we may reasonably require, including for a different Group Company, and we may transfer your employment to any other Group Company.

Place of work
Your normal place of work is the Company's London office and you may be required to work at any other location as we may reasonably decide. You may be required to travel and work either within the UK or abroad at any other location where the Company or any Group Company a customer or client of the Company conducts business. You will not be required to work outside the UK for any continuous period of more than one month.

Salary
Your base salary is [SUPERSEDED] per year. Your salary will accrue on a daily basis and will be paid (less any statutory and voluntary deductions) in equal monthly instalments for the current month on or about the 25th of each month directly into your bank account. If the 25th day of the month falls on a weekend or bank holiday, your salary will be paid on or around the last business day before the 25th. If you work part-time, the salary above is for your part-time hours. You are required to have a UK bank account in your name for your salary and expenses to be paid into.

Salaries are normally reviewed once per year. You will normally not be eligible for an increase in salary during the calendar year in which your employment starts. Please note that the Company operates a "pay for performance" approach to remuneration. This means that the decision to increase your salary and the amount of any salary increase will depend on Company and individual performance and are at the Company's discretion. Your salary may be increased at the Company's discretion without affecting the other terms of your employment. There is no obligation on the Company to increase your salary.

You authorise us to deduct from your salary or any other payments due to you any money which you may owe to the Company or any Group Company at any time or any money which the Company or any Group Company is required to deduct by law. We will normally notify you in advance if we intend to make any deduction from your salary.

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Bonus
You are eligible to participate in a performance-based discretionary bonus or commission scheme subject to the rules of the relevant scheme from time to time. The scheme you are eligible for is based on your role and may be managed by the Company or one of the Company's customers. Information about the scheme you are eligible for is available from your line manager. Any currently effective bonus amounts, percentages, or targets will continue to be effective subject to the terms of the scheme.

Any bonus or commission payment will be subject to income tax and National Insurance contributions as required by law.

The rules, criteria, and targets of any bonus or commission scheme plans may be changed and we may replace or withdraw any such scheme at any time. The decision to make a payment and the amount of any payment under any bonus or commission scheme will be completely at the Company's discretion. You must be employed on the payment date of the relevant scheme to be eligible for any bonus or commission payment.

If there is a conflict, the rules of any relevant bonus scheme shall take precedence over the terms of this contract of employment.

Hours of work
Your normal hours of work are 35 hours per week and you are considered to be working full-time hours on a weekly basis. There is no change to your pattern of working hours.

You are required to work such additional hours that may be necessary for the proper performance of your duties. You will not be entitled to any overtime payment.

With the agreement of your line manager, you may work a different schedule on an informal basis. This means that you may start and/or finish work at a different time provided you are working during core hours from 10:00 am to 4:00 pm and you work the required number of hours during the week. Any such arrangement is subject to legal requirements to take breaks and the needs of the business and may be withdrawn or changed with reasonable notice.

We may require you to attend meetings, conferences, or training courses during evening hours or requiring you to stay away from home. If you work part-time and your part-time working day is normally less than eight hours, we may require you to work up to 20 eight-hour days (including an unpaid half hour lunch) each calendar year to attend meetings, conferences, or training courses.

You are required to comply with any time recording or time keeping procedures relevant to your role.

Benefits
You are eligible to receive the following benefits as part of your employment, subject to the rules of the relevant scheme and any relevant insurance policy from time to time.

Your eligibility for any benefit involving an insurance policy is subject to approval by the insurer and the premium being an amount the Company considers reasonable. Cover by an insurer may involve medical underwriting and may be subject to certain limits. Payment of any benefit involving an insurance policy will only be made if we receive payment from the insurer and we will not have any liability to make any payment if we do not receive payment from the insurer. We may, at our discretion, amend, replace or withdraw any of these benefits and amend the rules of any relevant scheme at any time.

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Car allowance / company car
You are eligible to receive an annual car allowance of [SUPERSEDED]. The terms of your eligibility and details of the car allowance scheme are set out in the Company's Fleet Policy on the intranet. Any car allowance payments will not be treated as part of your base salary for any purpose and will not be pensionable. Any car allowance payments will be payable in equal monthly instalments at the same time as your salary and will be subject to tax and National Insurance deductions as required by law.

You will be required to complete or provide further documents relating to your driving licence, insurance, and personal car in order to receive a car allowance. There may also be criteria your personal car must meet in order for you to receive a car allowance. If you have not completed or provided any required paperwork or if your personal car either does not meet or no longer meets any relevant requirements, we may suspend payment of the car allowance.

If, for any reason, you do not have a driving licence or you lose your driving licence, and you are required to drive for your role, your employment with the Company may be terminated unless a suitable alternative role or alternative means of travel can be identified within a reasonable period of time.

If you are convicted of any motoring offences you must report the date and details immediately to your line manager. If you do not notify your manager of any such convictions disciplinary action may be taken against you.

The Company will reimburse you for business mileage subject to the Company's expenses policy. Please note that employees who receive a car allowance are required to use the "company" mileage rate when claiming business mileage.

Private medical insurance
You are eligible for private medical insurance paid for by the Company. Any historic private medical insurance coverage for the family currently in place and paid for by the Company will remain in place. Full details of the coverage available and any relevant costs are available in the ihub benefits platform on the Company's intranet.

Income protection
You are eligible for the Company's long-term absence income protection scheme. Acceptance onto the income protection scheme and payment of the benefit is conditional on the scheme provider carrying out a medical examination and deciding that you meet its incapacity criteria and any other relevant criteria.

If you are accepted on to the income protection scheme, we may require you to relinquish your role and we may assign your duties to another employee. When you are deemed fit to return to work following a period on the income protection scheme, we will make reasonable efforts to place you in your original role, but you will not be entitled to return to your original role if it is not available. If your original role is not available for whatever reason, we will carry out a redeployment procedure to try to find a suitable role for you. If a role cannot be found by the end of the redeployment procedure, we may terminate your employment with notice.

Details about the income protection scheme and procedures are available in the Company's Sickness Absence Policy on the intranet.

Life Assurance
You are eligible to participate in the Company's life assurance scheme. Full details of the scheme are available in the ihub benefits platform on the Company's Intranet.

Flexible Benefit Scheme
You will be eligible to participate in the Company's flexible benefit scheme, under which you may choose to sacrifice a portion of your salary in exchange for certain non-cash benefits. Full details of the scheme and its rules are available on the ihub benefits platform on the Company's intranet.

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Health Screening
You are eligible to participate in the Company's annual health screening scheme.

Pension Plan
You will continue to be eligible for membership of or to join the Company's pension scheme, subject to the rules of the scheme in force from time to time. Details of the pension scheme will be provided to you on request. We will be entitled to deduct contributions from your salary for payment into the pension scheme on your behalf and in accordance with your instructions, subject to the rules of the pension scheme.

We may withdraw or amend any of the rules or benefits of the pension scheme, vary or terminate our contributions to the pension scheme, and/or terminate your participation in the pension scheme.

We will comply with our legal duties relating to the provision of a pension scheme and auto- enrolment.

Holidays
You are entitled to paid holiday as per your length of service in the table below, in addition to 8 days of paid public holidays during each holiday year, or the pro rata equivalent if you work part time.

Completed years of service at the beginning of the holiday year (1 January) Annual holiday entitlement
Less than 2 years - 25 days
2 years to 3 years 11 months - 26 days
4 years to 5 years 11 months - 27 days
6 years to 7 years 11 months - 28 days
8 years to 9 years 11 months - 29 days 10 years or more - 30 days

The Company's holiday year runs between 1 January and 31 December. If your employment starts or finishes part way through the holiday year, your holiday entitlement during that year will be calculated on a pro-rata basis rounded up to the nearest half day. This calculation will be based on the proportion of days you have worked out of the maximum number of 260 working days in the year if you work full time or the relevant maximum number of working days per year if you work part time.

Approval must be obtained from your line manager in advance for any proposed holiday dales. Depending on your work location, your entitlement lo paid public holidays may be added to your holiday entitlement and may be taken on a floating basis on any agreed date, except for Christmas Day, New Year's Day, and the Easter Public Holiday, which remain fixed. We may require you to take (or not to take) holidays on particular dates, including during your notice period, based on the needs of the Company or our customers or clients. Please check with your line manager about any requirements for your role and location.

We will not pay you in lieu of accrued and untaken holiday except on termination of employment.

If you have taken more holiday than you have accrued as of the date your employment terminates, we may deduct the excess holiday pay from any payments due to you. Payments or deductions relating to holidays will be calculated at 1/260h of your annual basic salary for each day if you work full time, or the relevant pro-rata amount if you work part time.

Details about holiday entitlement and the rules and procedures for requesting holiday are available in the Annual Leave Policy (as amended from time to lime) on the Company's intranet.

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Expenses
Reasonable business expenses will be reimbursed in accordance with the Company's Expenses Policy (as amended from time to time). Depending on your role, you may be required to set up a separate bank account for float and business expense purposes. Further details are available in the Expenses Policy (as amended from time to time) on the Company's intranet.

Sickness absence
Details of the procedure that you must follow if for any reason you are unable to attend work are available in the Company's Sickness Absence Policy on the intranet. Terms and conditions relating to absence due to sickness or injury and sick pay, including statutory sick pay and company sick pay, are available in the Company's Sickness Absence Policy (as amended from time to time) on the intranet. Company sick pay may be changed from time to time and does not form part of your contract of employment.

Unauthorised absence from work or failure to follow the reporting procedure set out in the Sickness Absence Policy (as amended from time to time) may result in salary or company sick pay not being paid and disciplinary action. The qualifying days for statutory sick pay are Monday to Friday (inclusive) for all normal working weeks.

We may require you to attend a medical examination (at the Company's expense) by a doctor chosen by the Company. You agree that any report produced in connection with such an examination may be disclosed to the Company and we may discuss the contents of the report with the relevant doctor.

Company rules, disciplinary and grievance procedures
The Company rules, disciplinary and grievance procedures are set out in the Company's Code of Conduct, Disciplinary Policy, and Grievance Policy, available on the Company's intranet. They may be changed from time to time and do not form part of your contract of employment.

You are required at all times to comply with our rules, policies, and procedures as amended from time to time. You are also required at all times to comply with any professional codes of conduct applicable to you or your role, copies of which are available from your manager or on the Company's intranet.

Medical Representatives must abide by the Association of the British Pharmaceutical Industry ('ABPI') Code of Practice as amended by time to time and, in particular, the provisions of the ABPI Code of Practice which provide that.-

•Unless exempt under the ABPI Code of Practice, Representatives are required to take the full ABPI Representatives Examination within one year of commencing employment as a Representative within the industry and must pass it within two years of commencing such employment; and

•Samples of products must always be locked away and never left on display in your car and never given to a third party who is not appropriately medically qualified.

Nurse Advisors are required to be registered with the Nursing & Midwifery Council (NMC) and to maintain ongoing membership of the NMC. The Company will reimburse you for any relevant fees through the normal expenses process.

Any failure to follow the Company's Code of Conduct, rules, policies, or procedures, any applicable professional code of conduct, or the ABPI Code of Practice f applicable, may lead to disciplinary action being taken, up to and including dismissal.

We may suspend you from your duties with pay while we carry out any investigation or disciplinary process.

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If you wish to appeal a disciplinary decision, you may do so in writing in accordance with the Disciplinary Policy (as amended from time to time).

Any grievance issues should be discussed with your manager or HR in the first instance in accordance with the Grievance Policy (as amended from time to time).

Termination and notice period
[SUPERSEDED].

We may require you not to attend the workplace and/or not carry out your duties during the whole or any part of your notice period (Garden Leave). During any Garden Leave period you must not, without the written permission of the Company, enter or attend any premises of the Company or any Group Company or contact any employees, customers or suppliers without prior permission. During any Garden Leave period this contract of employment will remain in force and you will be required to be available to the Company during normal working hours. You are not permitted to take up employment anywhere else during any Garden Leave period. You will be deemed to have taken any accrued and unused holiday during any Garden Leave period.

We may at our discretion terminate your employment and make a payment in lieu of all or part of your notice period. Any payment in lieu of notice will include payment for base salary only and will not include payment for any benefits, bonus, or commission and will have tax and National Insurance deducted from it in the normal way. Any payment in lieu of notice will be paid to you within 28 days of the date your employment terminates.

We may dismiss you at any time without notice or payment in lieu of notice if we consider you have committed gross misconduct or if we reasonably believe that you no longer have the right to work in the United Kingdom.

Confidential information
Both during and after your employment with the Company you must not use or disclose any Confidential Information to any third party.

We may require you to sign a separate confidentiality agreement for the Company or any Group Company or for any of its or their customers.

These restrictions do not prevent you from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 ("whistleblowing") or making a disclosure that is required by law.

Intellectual property
You agree that you will promptly give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment. You acknowledge that all Inventions made, discovered or developed by you during the course of your employment and all rights (including all Intellectual Property Rights) subsisting or which may in the future subsist in all such Inventions and works shall automatically, on creation, vest in the Company absolutely.

If any Intellectual Property Rights do not vest automatically, you agree that you hold them on trust for the Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary for the Company to obtain the full benefit of any Invention (and all rights therein) or Intellectual Property Rights in any material to which the Company is entitled and to secure such registration or similar protection as the Company considers appropriate.

You agree that you irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future Inventions or works.

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You will not be entitled to any additional compensation under these terms. These terms do not exclude or restrict any rights you may have by virtue of section 40 of the Patents Act 1977 or your rights under sections 39 to 43 of the Patents Act 1977.

Conflict of interest
During your employment with the Company you must not work for any other business, carry out any other occupation, or have any interest in any other business without the prior written approval of the Company. This restriction does not apply to holding publicly traded shares provided that you hold no more than 5% of the available shares in any one company.

Company property
You are responsible for taking care of any company property in your possession and you must report any damage above and beyond fair wear and tear as soon as possible.

All documents, manuals, hardware and software provided for your use by the Company or any Group Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company or the relevant Group Company.

Any Company or Group Company property in your possession and any original or copy documents obtained by you during your employment must be returned to your line manager at any time if requested and before your last day of employment with the Company. You must irretrievably delete any Confidential Information from any personal devices at any time if requested and before your last day of employment with the Company.

Health and safety
Under the Health and Safety at Work Act 1974 we have a responsibility for the health and safety of members of staff and visitors and you also have a responsibility to take reasonable care of your own health and safety as well as that of other people who may be affected by your performance and conduct. You agree to comply with all health and safety guidelines and instructions we give you from time to time and to complete all health and safety questionnaires that the Company may send to you from time to time. You agree to report any accidents as soon as possible.

Data protection
You must always during your employment with the Company ensure that you are fully aware of and comply with any Company policies relating to data protection and data security.

You acknowledge that the Company will hold personal data relating to you which is necessary or reasonably required for the proper performance of this employment contract and in connection with your employment, including: (i) the performance of the Company's responsibility as your employer; (ii) the administration of the employment relationship (both during and after the employment); (iii) the conduct of the Company's business; or (iv) where such provision is required by law (including to comply with its obligations regarding the retention of your records). Such data will include, but will not be limited to, your employment application, address, references, bank details, work, holiday and sickness records, next of kin and maternal, parental and paternity information, salary reviews, remuneration details, performance appraisals, disciplinary and grievance information, and other records {which may, where necessary, include sensitive personal data relating to your health and data held for diversity monitoring purposes). You have a legal right of access to such data.

Details about how the Company uses your personal data are available in the Company's Privacy Notice on the intranet.

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Right to work in the UK
You understand that it is a strict condition of your employment that you are entitled to work in the UK. You agree that you will notify the Company immediately if you no longer have the right to work in the UK or if you require any additional approvals to work in the UK at any time before or during your employment with the Company. If the Company reasonably believes that you longer have the right to work in the UK your employment may be terminated without notice or without a payment in lieu of notice.

Collective agreement
There is no collective agreement which directly affects your employment.

Changes to your terms and conditions of employment
We may make reasonable changes to any of your terms and conditions of employment. We will give you reasonable notice of any change in writing.

Third party rights
No one other than you and the Company will have any right to enforce any terms of this agreement.

Whole agreement
This contract sets out the main terms and conditions of your employment with us, together with the attached 48-hour opt out agreement. Any currently effective UK or Corporate restrictive covenant agreements you have previously been issued will continue to be effective. This contract should also be read in conjunction with the Company's Privacy Notice, Code of Conduct, and all other Company policies and procedures that are not contractual but contain important information relating to your employment.

This contract may be executed in counterparts which together will constitute one agreement.

Law and jurisdiction
This employment contract is governed by the laws of England and Wales and you agree to the exclusive jurisdiction of the English courts regarding any dispute or claim arising under this employment contract.

Definitions
For the purposes of this contract of employment, the following terms have the following meanings:

Confidential Information means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company or any Group Company or any of its of their existing or prospective clients, customers, suppliers, agents, distributors, shareholders or management including, without limitation, technical data, know-how, customer lists, existing and prospective terms of business, prices and pricing strategies and structures, profit margins, trade arrangements, discounts, rebates and other sales information, existing and prospective products or services, including applications, designs, technical data and specifications, existing and prospective production, design or trade secrets, including inventions, formulae, formulations and other intellectual property, and research and development activities that you create, develop, receive or obtain in connection with your employment by the Company or any Group Company, whether or not such information (if in anything other than oral form) is marked confidential.

Group Company means the Company's ultimate parent undertaking and all undertakings which are ultimately owned or controlled by the ultimate parent undertaking of the Company from time to time.

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Intellectual Property Rights means patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Invention means any invention, discovery, idea or improvement which in any way affects or relates to the business of the Company or any Group Company whether or not now, or at any future time, capable of being the subject of patent protection, and whether or not recorded in any medium.

I agree to the above terms and conditions of employment.

Signed by the Employee

/s/ Bhavik Patel
Bhavik Patel

29/08/18
Date

Signed on behalf of the Company

/s/ Sarah Dillingham

Sarah Dillingham
Director, HR, UK and Ireland

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The Alba Campus
Rosebank
Livingston
West Lothian, EH54 7EG
iqvia.com
Strictly Private & Confidential
Bhavik Patel
[REDACTED]

9 August 2022
Dear Bhavik,
PROMOTION
We are delighted to confirm your promotion to the position of President, Commercial Solutions, at grade [REDACTED], with effect from 1 July 2022, and that your reference salary (also known as base salary) will be £350,000 per year.

You will be required to carry out all tasks associated with your new role or otherwise reasonably assigned to you. A role summary is available from your line manager or by raising a Human Resources VIA ticket.
NOTICE PERIOD
The contractual notice period required in this post is 6 months, and this must be provided in writing by either party in order to terminate employment.
CAR ALLOWANCE
We are pleased to confirm that you are eligible to receive an annual car allowance of £13,950. The terms of your eligibility, and details of the car allowance scheme, are set out in the Company’s Car Allowance Policy, which can be located on the company intranet.
BONUS
You are also eligible to participate in a bonus scheme, and your bonus target percentage is [SUPERSEDED]. Information about your bonus scheme is available on the company intranet.
Please note that bonus scheme eligibility, and target percentage are based on your role and the rules of any relevant bonus scheme. The rules, criteria, and targets of any bonus or commission scheme plans may be changed, and we may replace or withdraw any such scheme at any time. The decision to make a payment, and the amount of any payment under any bonus or commission scheme, will be completely at the Company's discretion.
PENSION CONTRIBUTIONS
If you are a member of the Company's pension scheme, the contribution percentage you selected will remain unchanged and will be applied automatically to your new reference salary, causing the contribution amount to change.
ANNUAL MEDICAL SCREENING
Your appointment to this role means that you are eligible for participation in the Company’s annual medical screening scheme.
All other terms and conditions of employment will remain unchanged.

There is no need to confirm acceptance of these changes. If you have any queries please contact your manager or raise a Human Resources VIA ticket.
We would like to thank you for your continued contribution as we move healthcare forward. Together.

Kind Regards,
HR Shared Services

Registered in England & Wales No: 03022416. Registered Office: 3 Forbury Place, 23 Forbury Road, Reading, United Kingdom RG1 3JH

The Alba Campus
Rosebank
Livingston
West Lothian, EH54 7EG
iqvia.com
Strictly Private & Confidential

Bhavik Patel
[REDACTED]

1 August 2023

Dear Bhavik,

BONUS ELIGIBILITY
We are delighted to confirm that with effect from 1 July 2023, you are eligible to participate in the Company bonus scheme.
We can confirm that your bonus target percentage is 85%. Details of the Company bonus scheme, can be found on the Company Intranet.
All other terms and conditions of employment will remain unchanged.
There is no need to confirm acceptance of these changes. If you have any queries, please contact your manager or raise a Human Resources VIA ticket.

We would like to thank you for your continued contribution as we move healthcare forward. Together.

Kind Regards,
HR Shared Services

Registered in England & Wales No: 03022416. Registered Office: 3 Forbury Place, 23 Forbury Road, Reading, United Kingdom RG1 3JH